================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  _____________

                                  SCHEDULE 13G

                                 (RULE 13d-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                   PURSUANT TO RULES 13d-1(b), (c) AND (d) AND
               AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                                   ___________

                               (Amendment No. 1)*

                                 TENGASCO, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

          Common Stock,                                  88033R 30 4
   ------------------------------               ------------------------------
     par value $0.001 per share                        (CUSIP number)
   (Title of class of securities)

                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[_]  Rule 13d-1(d)

                                   __________

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                          Continued on Following Pages
                                     Page 1

================================================================================


-----------------------------------------------------------------         ----------------------------------------------------------
CUSIP No.           88033R 30 4                                     13G                                        Page 2
-----------------------------------------------------------------         ----------------------------------------------------------
--------------------------------- ------------------------------------------------------------ -------------------------------------
               1                  NAME OF REPORTING PERSONS:                                   SC FUNDAMENTAL VALUE FUND, L.P.


                                  I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
--------------------------------- --------------------------------------------------------------------------------------------------
               2                  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                     (a) [x]
                                                                                                                     (b) [_]
--------------------------------- --------------------------------------------------------------------------------------------------
               3                  SEC USE ONLY

--------------------------------- ------------------------------------------------------------ -------------------------------------
               4                  CITIZENSHIP OR PLACE OF ORGANIZATION:                        Delaware

----------------------------------------- -------- -------------------------------------------------------- ------------------------
               NUMBER OF                     5     SOLE VOTING POWER:                                           2,988,540+
                 SHARES
                                          -------- -------------------------------------------------------- ------------------------
              BENEFICIALLY                   6     SHARED VOTING POWER:                                         0+
                OWNED BY
                                          -------- -------------------------------------------------------- ------------------------
                  EACH                       7     SOLE DISPOSITIVE POWER:                                      2,988,540+
                REPORTING
                                          -------- -------------------------------------------------------- ------------------------
              PERSON WITH                    8     SHARED DISPOSITIVE POWER:                                    0+

--------------------------------- ------------------------------------------------------------------------- ------------------------
               9                  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:                 2,988,540+

--------------------------------- --------------------------------------------------------------------------------------------------
               10                 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                         [_]
--------------------------------- --------------------------------------------------------------------------------------------------
               11                 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                           6.2%+

--------------------------------- ------------------------------------------------------------ -------------------------------------
               12                 TYPE OF REPORTING PERSON:                                    PN
--------------------------------- ------------------------------------------------------------ -------------------------------------

+  As of March 24, 2005.

*  SEE INSTRUCTIONS BEFORE FILLING OUT!


                                       2

-----------------------------------------------------------------         ----------------------------------------------------------
CUSIP No.           88033R 30 4                                     13G                                        Page 3
-----------------------------------------------------------------         ----------------------------------------------------------

--------------------------------- ------------------------------------------------------------ -------------------------------------
               1                  NAME OF REPORTING PERSONS:                                   SC FUNDAMENTAL LLC

                                  I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
--------------------------------- --------------------------------------------------------------------------------------------------
               2                  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                     (a) [x]
                                                                                                                     (b) [_]
--------------------------------- --------------------------------------------------------------------------------------------------
               3                  SEC USE ONLY

--------------------------------- ------------------------------------------------------------ -------------------------------------
               4                  CITIZENSHIP OR PLACE OF ORGANIZATION:                        New York

----------------------------------------- -------- -------------------------------------------------------- ------------------------
               NUMBER OF                     5     SOLE VOTING POWER:                                           0+
                 SHARES
                                          -------- -------------------------------------------------------- ------------------------
              BENEFICIALLY                   6     SHARED VOTING POWER:                                         2,988,540+
                OWNED BY
                                          -------- -------------------------------------------------------- ------------------------
                  EACH                       7     SOLE DISPOSITIVE POWER:                                      0+
                REPORTING
                                          -------- -------------------------------------------------------- ------------------------
              PERSON WITH                    8     SHARED DISPOSITIVE POWER:                                    2,988,540+

--------------------------------- ------------------------------------------------------------------------- ------------------------
               9                  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:                 2,988,540+

--------------------------------- --------------------------------------------------------------------------------------------------
               10                 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                         [_]
--------------------------------- --------------------------------------------------------------------------------------------------
               11                 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                             6.2%+

--------------------------------- ------------------------------------------------------------ -------------------------------------
               12                 TYPE OF REPORTING PERSON:                                    OO
--------------------------------- ------------------------------------------------------------ -------------------------------------

+  As of March 24, 2005.

*  SEE INSTRUCTIONS BEFORE FILLING OUT!


                                       3

-----------------------------------------------------------------         ----------------------------------------------------------
CUSIP No.           88033R 30 4                                     13G                                        Page 4
-----------------------------------------------------------------         ----------------------------------------------------------

--------------------------------- ------------------------------------------------------------ -------------------------------------
               1                  NAME OF REPORTING PERSONS:                                   SC FUNDAMENTAL VALUE BVI, LTD.

                                  I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
--------------------------------- --------------------------------------------------------------------------------------------------
               2                  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                     (a) [x]
                                                                                                                     (b) [_]
--------------------------------- --------------------------------------------------------------------------------------------------
               3                  SEC USE ONLY

--------------------------------- ------------------------------------------------------------ -------------------------------------
               4                  CITIZENSHIP OR PLACE OF ORGANIZATION:                        British Virgin Islands

----------------------------------------- -------- -------------------------------------------------------- ------------------------
               NUMBER OF                     5     SOLE VOTING POWER:                                           2,445,160+
                 SHARES
                                          -------- -------------------------------------------------------- ------------------------
              BENEFICIALLY                   6     SHARED VOTING POWER:                                         0+
                OWNED BY
                                          -------- -------------------------------------------------------- ------------------------
                  EACH                       7     SOLE DISPOSITIVE POWER:                                      2,445,160+
                REPORTING
                                          -------- -------------------------------------------------------- ------------------------
              PERSON WITH                    8     SHARED DISPOSITIVE POWER:                                    0+

--------------------------------- ------------------------------------------------------------------------- ------------------------
               9                  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:                 2,445,160+

--------------------------------- --------------------------------------------------------------------------------------------------
               10                 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                         [_]
--------------------------------- --------------------------------------------------------------------------------------------------
               11                 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                            5.0%+

--------------------------------- ------------------------------------------------------------ -------------------------------------
               12                 TYPE OF REPORTING PERSON:                                    CO
--------------------------------- ------------------------------------------------------------ -------------------------------------

+  As of March 24, 2005.

*  SEE INSTRUCTIONS BEFORE FILLING OUT!


                                       4

-----------------------------------------------------------------         ----------------------------------------------------------
CUSIP No.           88033R 30 4                                     13G                                        Page 5
-----------------------------------------------------------------         ----------------------------------------------------------

--------------------------------- ------------------------------------------------------------ -------------------------------------
               1                  NAME OF REPORTING PERSONS:                                   SC-BVI PARTNERS

                                  I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
--------------------------------- --------------------------------------------------------------------------------------------------
               2                  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                     (a) [x]
                                                                                                                     (b) [_]
--------------------------------- --------------------------------------------------------------------------------------------------
               3                  SEC USE ONLY

--------------------------------- ------------------------------------------------------------ -------------------------------------
               4                  CITIZENSHIP OR PLACE OF ORGANIZATION:                        Delaware

----------------------------------------- -------- -------------------------------------------------------- ------------------------
               NUMBER OF                     5     SOLE VOTING POWER:                                           0+
                 SHARES
                                          -------- -------------------------------------------------------- ------------------------
              BENEFICIALLY                   6     SHARED VOTING POWER:                                         2,445,160+
                OWNED BY
                                          -------- -------------------------------------------------------- ------------------------
                  EACH                       7     SOLE DISPOSITIVE POWER:                                      0+
                REPORTING
                                          -------- -------------------------------------------------------- ------------------------
              PERSON WITH                    8     SHARED DISPOSITIVE POWER:                                    2,445,160+

--------------------------------- ------------------------------------------------------------------------- ------------------------
               9                  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:                 2,445,160+

--------------------------------- --------------------------------------------------------------------------------------------------
               10                 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                         [_]
--------------------------------- --------------------------------------------------------------------------------------------------
               11                 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                              5.0%+

--------------------------------- ------------------------------------------------------------ -------------------------------------
               12                 TYPE OF REPORTING PERSON:                                    PN
--------------------------------- ------------------------------------------------------------ -------------------------------------

+  As of March 24, 2005.

*  SEE INSTRUCTIONS BEFORE FILLING OUT!


                                       5

-----------------------------------------------------------------         ----------------------------------------------------------
CUSIP No.           88033R 30 4                                     13G                                        Page 6
-----------------------------------------------------------------         ----------------------------------------------------------

--------------------------------- ------------------------------------------------------------ -------------------------------------
               1                  NAME OF REPORTING PERSONS:                                   PMC-BVI, INC.


                                  I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
--------------------------------- --------------------------------------------------------------------------------------------------
               2                  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                     (a) [x]
                                                                                                                     (b) [_]
--------------------------------- --------------------------------------------------------------------------------------------------
               3                  SEC USE ONLY

--------------------------------- ------------------------------------------------------------ -------------------------------------
               4                  CITIZENSHIP OR PLACE OF ORGANIZATION:                        Delaware

----------------------------------------- -------- -------------------------------------------------------- ------------------------
               NUMBER OF                     5     SOLE VOTING POWER:                                           0+
                 SHARES
                                          -------- -------------------------------------------------------- ------------------------
              BENEFICIALLY                   6     SHARED VOTING POWER:                                         2,445,160+
                OWNED BY
                                          -------- -------------------------------------------------------- ------------------------
                  EACH                       7     SOLE DISPOSITIVE POWER:                                      0+
                REPORTING
                                          -------- -------------------------------------------------------- ------------------------
              PERSON WITH                    8     SHARED DISPOSITIVE POWER:                                    2,445,160+

--------------------------------- ------------------------------------------------------------------------- ------------------------
               9                  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:                 2,445,160+

--------------------------------- --------------------------------------------------------------------------------------------------
               10                 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                         [_]
--------------------------------- --------------------------------------------------------------------------------------------------
               11                 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                         5.0%+

--------------------------------- ------------------------------------------------------------ -------------------------------------
               12                 TYPE OF REPORTING PERSON:                                    CO
--------------------------------- ------------------------------------------------------------ -------------------------------------

+  As of March 24, 2005.

*  SEE INSTRUCTIONS BEFORE FILLING OUT!


                                       6

-----------------------------------------------------------------         ----------------------------------------------------------
CUSIP No.           88033R 30 4                                     13G                                        Page 7
-----------------------------------------------------------------         ----------------------------------------------------------

--------------------------------- ------------------------------------------------------------ -------------------------------------
               1                  NAME OF REPORTING PERSONS:                                   SC FUNDAMENTAL BVI, INC.


                                  I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
--------------------------------- --------------------------------------------------------------------------------------------------
               2                  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                     (a) [x]
                                                                                                                     (b) [_]
--------------------------------- --------------------------------------------------------------------------------------------------
               3                  SEC USE ONLY

--------------------------------- ------------------------------------------------------------ -------------------------------------
               4                  CITIZENSHIP OR PLACE OF ORGANIZATION:                        Delaware

----------------------------------------- -------- -------------------------------------------------------- ------------------------
               NUMBER OF                     5     SOLE VOTING POWER:                                           0+
                 SHARES
                                          -------- -------------------------------------------------------- ------------------------
              BENEFICIALLY                   6     SHARED VOTING POWER:                                         2,445,160+
                OWNED BY
                                          -------- -------------------------------------------------------- ------------------------
                  EACH                       7     SOLE DISPOSITIVE POWER:                                      0+
               REPORTING
                                          -------- -------------------------------------------------------- ------------------------
              PERSON WITH                    8     SHARED DISPOSITIVE POWER:                                    2,445,160+

--------------------------------- ------------------------------------------------------------------------- ------------------------
               9                  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:                 2,445,160+

--------------------------------- --------------------------------------------------------------------------------------------------
               10                 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                         [_]
--------------------------------- --------------------------------------------------------------------------------------------------
               11                 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                               5.0%+

--------------------------------- ------------------------------------------------------------ -------------------------------------
               12                 TYPE OF REPORTING PERSON:                                    CO
--------------------------------- ------------------------------------------------------------ -------------------------------------

+  As of March 24, 2005.

*  SEE INSTRUCTIONS BEFORE FILLING OUT!


                                       7

-----------------------------------------------------------------         ----------------------------------------------------------
CUSIP No.           88033R 30 4                                     13G                                        Page 8
-----------------------------------------------------------------         ----------------------------------------------------------

--------------------------------- ------------------------------------------------------------ -------------------------------------
               1                  NAME OF REPORTING PERSONS:                                   PETER M. COLLERY


                                  I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
--------------------------------- --------------------------------------------------------------------------------------------------
               2                  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                     (a) [x]
                                                                                                                     (b) [_]
--------------------------------- --------------------------------------------------------------------------------------------------
               3                  SEC USE ONLY

--------------------------------- ------------------------------------------------------------ -------------------------------------
               4                  CITIZENSHIP OR PLACE OF ORGANIZATION:                        United States

----------------------------------------- -------- -------------------------------------------------------- ------------------------
               NUMBER OF                     5     SOLE VOTING POWER:                                           0+
                 SHARES
                                          -------- -------------------------------------------------------- ------------------------
              BENEFICIALLY                   6     SHARED VOTING POWER:                                         5,433,700+
                OWNED BY
                                          -------- -------------------------------------------------------- ------------------------
                  EACH                       7     SOLE DISPOSITIVE POWER:                                      0+
               REPORTING
                                          -------- -------------------------------------------------------- ------------------------
              PERSON WITH                    8     SHARED DISPOSITIVE POWER:                                    5,433,700+

--------------------------------- ------------------------------------------------------------------------- ------------------------
               9                  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:                 5,433,700+

--------------------------------- --------------------------------------------------------------------------------------------------
               10                 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                         [_]
--------------------------------- --------------------------------------------------------------------------------------------------
               11                 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                           11.2%+

--------------------------------- ------------------------------------------------------------ -------------------------------------
               12                 TYPE OF REPORTING PERSON:                                    IN
--------------------------------- ------------------------------------------------------------ -------------------------------------

+  As of March 24, 2005.

*  SEE INSTRUCTIONS BEFORE FILLING OUT!


                                       8

-----------------------------------------------------------------         ----------------------------------------------------------
CUSIP No.           88033R 30 4                                     13G                                        Page 9
-----------------------------------------------------------------         ----------------------------------------------------------

--------------------------------- ------------------------------------------------------------ -------------------------------------
               1                  NAME OF REPORTING PERSONS:                                   NEIL H. KOFFLER


                                  I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
--------------------------------- --------------------------------------------------------------------------------------------------
               2                  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                     (a) [x]
                                                                                                                     (b) [_]
--------------------------------- --------------------------------------------------------------------------------------------------
               3                  SEC USE ONLY

--------------------------------- ------------------------------------------------------------ -------------------------------------
               4                  CITIZENSHIP OR PLACE OF ORGANIZATION:                        United States

----------------------------------------- -------- -------------------------------------------------------- ------------------------
               NUMBER OF                     5     SOLE VOTING POWER:                                           0+
                 SHARES
                                          -------- -------------------------------------------------------- ------------------------
              BENEFICIALLY                   6     SHARED VOTING POWER:                                         5,433,700+
                OWNED BY
                                          -------- -------------------------------------------------------- ------------------------
                  EACH                       7     SOLE DISPOSITIVE POWER:                                      0+
               REPORTING
                                          -------- -------------------------------------------------------- ------------------------
              PERSON WITH                    8     SHARED DISPOSITIVE POWER:                                    5,433,700+

--------------------------------- ------------------------------------------------------------------------- ------------------------
               9                  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:                 5,433,700+

--------------------------------- --------------------------------------------------------------------------------------------------
               10                 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                         [_]
--------------------------------- --------------------------------------------------------------------------------------------------
               11                 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                               11.2%+

--------------------------------- ------------------------------------------------------------ -------------------------------------
               12                 TYPE OF REPORTING PERSON:                                    IN
--------------------------------- ------------------------------------------------------------ -------------------------------------

+  As of March 24, 2005.

*  SEE INSTRUCTIONS BEFORE FILLING OUT!


                                       9

-----------------------------------------------------------------         ----------------------------------------------------------
CUSIP No.           88033R 30 4                                     13G                                        Page 10
-----------------------------------------------------------------         ----------------------------------------------------------

--------------------------------- ------------------------------------------------------------ -------------------------------------
               1                  NAME OF REPORTING PERSONS:                                   JOHN T. BIRD


                                  I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
--------------------------------- --------------------------------------------------------------------------------------------------
               2                  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                     (a) [x]
                                                                                                                     (b) [_]
--------------------------------- --------------------------------------------------------------------------------------------------
               3                  SEC USE ONLY

--------------------------------- ------------------------------------------------------------ -------------------------------------
               4                  CITIZENSHIP OR PLACE OF ORGANIZATION:                        United States

----------------------------------------- -------- -------------------------------------------------------- ------------------------
               NUMBER OF                     5     SOLE VOTING POWER:                                           0+
                 SHARES
                                          -------- -------------------------------------------------------- ------------------------
              BENEFICIALLY                   6     SHARED VOTING POWER:                                         5,433,700+
                OWNED BY
                                          -------- -------------------------------------------------------- ------------------------
                  EACH                       7     SOLE DISPOSITIVE POWER:                                      0+
               REPORTING
                                          -------- -------------------------------------------------------- ------------------------
              PERSON WITH                    8     SHARED DISPOSITIVE POWER:                                    5,433,700+

--------------------------------- ------------------------------------------------------------------------- ------------------------
               9                  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:                 5,433,700+

--------------------------------- --------------------------------------------------------------------------------------------------
               10                 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                         [_]
--------------------------------- --------------------------------------------------------------------------------------------------
               11                 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                               11.2%+

--------------------------------- ------------------------------------------------------------ -------------------------------------
               12                 TYPE OF REPORTING PERSON:                                    IN
--------------------------------- ------------------------------------------------------------ -------------------------------------

+  As of March 24, 2005.

*  SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1.    NAME OF ISSUER AND ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

           (a) and (b) This Amendment No. 1 to the Statement on Schedule 13G (the "Schedule 13G") relates to the Common Stock, par value $0.001 per share (the "Common Stock"), of Tengasco, Inc., a Tennessee corporation (the "Issuer"). The address of the principal executive offices of the Issuer is 603 Main Avenue, Suite 500, Knoxville, TN 37902.

ITEM 2.    NAME OF PERSON FILING

           (a) Name of Persons Filing:

                  (i)    SC Fundamental Value Fund, L.P.
                 (ii)    SC Fundamental LLC
                (iii)    SC Fundamental Value BVI, Ltd.
                 (iv)    SC-BVI Partners
                  (v)    PMC-BVI, Inc.
                 (vi)    SC Fundamental BVI, Inc.
                (vii)    Peter M. Collery
               (viii)    Neil H. Koffler and
                 (xi)    John T. Bird (collectively, the "Reporting Persons")

           (b) Address of Principal Business Office or, if None, Residence:

           The principal business office of each of the Reporting Persons listed in Item 2(a) is as follows:

           The principal business office of each of SC Fundamental Value Fund, L.P., SC Fundamental LLC, SC-BVI Partners, PMC-BVI, Inc., SC Fundamental BVI, Inc., Peter M. Collery, Neil H. Koffler and John T. Bird is 747 Third Avenue, 27th Floor, New York, New York 10017.

           The principal business office of SC Fundamental Value BVI, Ltd. is c/o Citco Fund Services (Cayman Islands) Ltd., Corporate Center, West Bay Road, Grand Cayman, Cayman Islands.

           (c), (d) and (e) For information with respect to citizenship of each of the Reporting Persons, title of class of securities and CUSIP number for the shares held by such persons, see the appropriate cover page above.

ITEM 3.    IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR
           (c), CHECK WHETHER THE PERSON FILING IS:

           (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act;

           (b)  [ ] Bank as defined in Section 3(a)(6) of the Exchange Act;

           (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act;

           (d) [ ] Investment company registered under Section 8 of the Investment Company Act;

           (e)  [ ] An investment adviser in accordance with Rule
                    13d-1(b)(1)(ii)(E);

           (f) [ ] An Employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

           (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

           (h) [ ] A Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

           (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

           (j)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

           Not applicable.

ITEM 4.    OWNERSHIP

           (a) - (c) The response of each of the Reporting Persons to Items 5 through 11 of each of their respective Cover Sheets which relate to the beneficial ownership of the Common Stock of the Issuer, as of March 24, 2005, is incorporated herein by reference. The percentage ownership of each of the Reporting Persons is based on 48,506,977 shares of Common Stock outstanding as of September 30, 2004, as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2004 (the "Form 10-Q").

           Additionally, as of December 31, 2004, (1) each of SC Fundamental Value Fund, L.P. and SC Fundamental LLC beneficially owned 2,459,526 shares of Common Stock, constituting 5.1% of the outstanding shares of Common Stock, (2) each of SC Fundamental Value BVI, Ltd.; SC-BVI Partners; PMC-BVI, Inc.; and SC Fundamental BVI, Inc. beneficially owned 2,363,074 shares of Common Stock, constituting 4.9% of the outstanding shares of Common Stock and (3) each of Peter M. Collery, Neil H. Koffler and John T. Bird beneficially owned 4,822,600 shares of Common Stock, constituting 9.9% of the outstanding shares of Common Stock. The percentage ownership of each of the Reporting Persons as of December 31, 2004 is based on 48,506,977 shares of Common Stock outstanding as of September 30, 2004, as reported by the Issuer in the Form 10-Q.

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of Securities, check the following |_|.

           Not applicable.

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

           Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

           Not applicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           See Exhibit No. 2 hereto.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP

           Not applicable.

ITEM 10.   CERTIFICATION

           (a) Not applicable.

           (b) By signing below, each of the undersigned certifies that, to the best of his or its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

             [The remainder of this page intentionally left blank.]

                                    SIGNATURE

           After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Date:   March 28, 2005

                           SC FUNDAMENTAL VALUE FUND, L.P.

                           By:  SC Fundamental LLC, as General Partner

                           By:  /s/ Neil H. Koffler
                                ------------------------------------------------
                                Neil H. Koffler, Member

                           SC FUNDAMENTAL LLC

                           By:  /s/ Neil H. Koffler
                                ------------------------------------------------
                                Neil H. Koffler, Member

                           SC FUNDAMENTAL VALUE BVI, LTD.

                           By:  SC Fundamental Value BVI, Inc., as
                                managing general partner of investment
                                manager

                           By:  /s/ Neil H. Koffler
                                ------------------------------------------------
                                Neil H. Koffler, Vice President

                           SC-BVI PARTNERS

                           By:  SC Fundamental Value BVI, Inc., as
                                managing general partner

                           By:  /s/ Neil H. Koffler
                                ------------------------------------------------
                                Neil H. Koffler, Vice President

                           PMC-BVI, INC.

                           By:  /s/ Peter M. Collery
                                ------------------------------------------------
                                Peter M. Collery, President

                           SC FUNDAMENTAL BVI, INC.

                           By:  /s/ Neil H. Koffler
                               -------------------------------------------------
                               Neil H. Koffler, Vice President

                           /s/ Neil H. Koffler
                          ------------------------------------------------------
                           Neil H. Koffler as Attorney-in-Fact for
                           Peter M. Collery (1)

                           /s/ Neil H. Koffler
                          ------------------------------------------------------
                           Neil H. Koffler


                           /s/ Neil H. Koffler
                          ------------------------------------------------------
                            Neil H. Koffler as Attorney-in-Fact for
                            John T. Bird (2)




(1) Executed by Neil H. Koffler as Attorney-in-Fact for Peter M. Collery. The Power of Attorney for Mr. Collery is attached as Exhibit 2 to the Statement on Schedule 13G with respect to the Class A Common Stock of Winmill & Co. Incorporated, filed on November 26, 2003, and is incorporated herein by reference.

(2) Executed by Neil H. Koffler as Attorney-in-Fact for John T. Bird. The Power of Attorney for Mr. Bird is attached as Exhibit No. 3 hereto.

                                  EXHIBIT INDEX

     Exhibit No.                    Document
     -----------                    --------

          1 Joint Filing Agreement, dated March 28, 2005, among SC Fundamental Value Fund, L.P., SC Fundamental LLC, SC Fundamental Value BVI, Ltd., SC-BVI Partners, PMC-BVI, Inc., SC Fundamental BVI, Inc., Peter M. Collery, Neil H.
                    Koffler and John T. Bird to file this Amendment No. 1 to the joint statement on Schedule 13G.

          2         Identity of Members of Group.


          3 Power of Attorney, dated as of March 28, 2005, appointing Neil H. Koffler as attorney-in-fact for John T. Bird.